Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-163885) on Form S-3 and in Registration Statement (No. 333-175706) on Form S-8 of Pyramid Oil Company of our report dated March 30, 2012, relating to our audit of the financial statements which appear in this Annual Report on Form 10-K of Pyramid Oil Company for the year ended December 31, 2011.

SingerLewak LLP

Los Angeles, California

March 30, 2012